                                                                     EXHIBIT 8.1

                               CONNER & WINTERS

                          A PROFESSIONAL CORPORATION

                                    LAWYERS

                            2400 FIRST PLACE TOWER

                             15 EAST FIFTH STREET

                          TULSA, OKLAHOMA 74103-4391

                                (918) 586-5711

                              FAX (918) 586-8982


                                March 31, 1995

T/SF Communications Corporation
Tribune/Swab-Fox Companies, Inc.
2407 E. Skelly Drive
Tulsa, Oklahoma 74105

       Re: Federal Income Tax Consequences of Merger of Tribune/Swab-Fox Companies, Inc. with and into T/SF Communications Corporation
            -------------------------------------------------------------

Gentlemen:

     We have acted and will act as counsel to T/SF Communications Corporation ("Communications") in connection with the merger (the "Merger") of Tribune/Swab-Fox Companies, Inc. ("Tribune/Swab-Fox") with and into Communications, pursuant to the Agreement and Plan of Merger dated January 25, 1995, as amended (the "Merger Agreement"), between Tribune/Swab-Fox and Communications. In our capacity as counsel to Communications, Communications has requested our opinion regarding certain of the federal income tax consequences of the Merger pursuant to Section 8.1(d) of the Merger Agreement.

     We understand that this letter will be submitted as an exhibit to the Registration Statement No. 33-57587 on Form S-4 (as amended, the "Registration Statement") which was filed by Communications on February 3, 1995, with the Securities and Exchange Commission relating to the securities that will be issued by Communications pursuant to the Merger Agreement. We further understand that our opinion will be referred to in the Proxy Statement/Prospectus which will be included in the Registration Statement under the caption "THE MERGER-Federal Income Tax Consequences." We hereby consent to such use of our opinion.

     All terms used herein without definition shall have the respective meanings specified in the Merger Agreement and, unless otherwise indicated, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

                            INFORMATION RELIED UPON
                            -----------------------

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Registration Statement. In our examination of documents, we have assumed that all documents submitted to us as photocopies

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T/SF Communications Corporation
Tribune/Swab-Fox Companies, Inc.
March 31, 1995
Page 2

or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, that all signatures are genuine and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultations with various representatives of Tribune/Swab-Fox and Communications.

     In view of the preliminary nature of this opinion, we have not obtained written certificates from Tribune/Swab-Fox and Communications to verify certain relevant facts that have been represented to us or that we have assumed in rendering this preliminary opinion. We contemplate, however, that we will obtain such written certificates as we deem appropriate before rendering our final opinion on the matters discussed herein prior to the Effective Time. We expect that our final opinion on these matters will be delivered on the Closing Date and will be in substantially the same form as this preliminary opinion.

     We have assumed that the following statements are true on the date hereof and will be true at the Effective Time;

     (1) The sum of the fair market value of the Communications Common Stock and/or cash received by each Tribune/Swab-Fox stockholder will be approximately equal to the fair market value of the Tribune/Swab-Fox Common Stock surrendered in the exchange.

     (2) There is no plan or intention on the part of the stockholders of Tribune/Swab-Fox, and to the best knowledge of management of Tribune/Swab-Fox, there is no plan or intention on the part of the stockholders of Tribune/Swab-Fox, to sell, exchange, or otherwise dispose of a number of shares of Communications Common Stock received in the Merger that would reduce the Tribune/Swab-Fox stockholders' ownership (solely as a result of the Merger) of Communications Common Stock to a number of shares having a value, as of the date of the Merger, or less than 50 percent of the value of all of the formerly outstanding Tribune/Swab-Fox Common Stock as of the same date. For purposes of this assumption, shares of Tribune/Swab-Fox Common Stock held by Tribune/Swab-Fox stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger, surrendered by dissenters, or exchanged for cash in lieu of fractional shares will be considered as outstanding Tribune/Swab-Fox Common Stock on the date of the Merger in making this assumption.

     (3) Communications has no plan or intention to reacquire any of its stock issued in the Merger other than pursuant to open market purchases effected by Communications.

     (4) Communications has no plan or intention to dispose of any of the assets acquired from Tribune/Swab-Fox, except for (i) dispositions made in the ordinary course of business, (ii) dispositions of real estate owned by Tribune/Swab-Fox which Tribune/Swab-Fox has been in the


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T/SF Communications Corporation
Tribune/Swab-Fox Companies, Inc.
March 31, 1995
Page 3

process of disposing since at least one year before the Merger Agreement was executed, and (iii) the cancellation of the shares of Communications Common Stock owned by Tribune/Swab-Fox prior to the Effective Time.

    (5) Any liabilities of Tribune/Swab-Fox assumed by Communications and any liabilities to which the transferred assets of Tribune/Swab-Fox are subject were incurred by Tribune/Swab-Fox in the ordinary course of its business.

    (6) Communications, Tribune/Swab-Fox and the stockholders of Tribune/Swab-Fox will pay their respective expenses, if any, incurred in connection with the Merger.

    (7) There is no indebtedness existing between Tribune/Swab-Fox and Communications that was issued, acquired or will be settled at a discount.

     (8) Neither Communications nor Tribune/Swab-Fox is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

     (9) On the Closing Date, the fair market value of the assets of Tribune/Swab-Fox will exceed the sum of its liabilities, including the liabilities, if any, to which its assets are subject.

     (10) Tribune/Swab-Fox is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

     (11) None of the compensation received by any stockholder-employees of Tribune/Swab-Fox will be separate consideration for, or allocable to, any of their shares of Tribune/Swab-Fox's Common Stock; none of the shares of Communications Common Stock received by any Tribune/Swab-Fox stockholder-employees will be separate consideration for entering into, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.



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T/SF Communications Corporation
Tribune/Swab-Fox Companies, Inc.
March 31, 1995
Page 4

     (12) The payment of cash in lieu of fractional shares of Communications Common Stock is solely for the purpose of avoiding the expense and inconvenience to Communications of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Tribune/Swab-Fox stockholders instead of issuing fractional shares of Communications Common Stock will not exceed 1 percent of the total consideration that will be issued in the Merger to the Tribune/Swab-Fox stockholders in exchange for their shares of Tribune/Swab-Fox Common Stock.

                                    OPINION
                                    -------

     Based upon the foregoing, it is our opinion that, for federal income tax purposes:

     (1)  The Merger will be treated as a "reorganization" within the meaning of
Section 368(a) of the Code and the regulations thereunder.

     (2) Each of Tribune/Swab-Fox and Communications will be a party to such reorganization within the meaning of Section 368(b) of the Code and the regulations thereunder.

     (3) No gain or loss will be recognized by Tribune/Swab-Fox or Communications as a result of the Merger.

     (4) No gain or loss will be recognized by a stockholder of Tribune/Swab-Fox as a result of the Merger with respect to the shares of Tribune/Swab-Fox Common Stock converted solely into shares of Communications Common Stock.

     (5) The tax basis of the Communications Common Stock received by a Tribune/Swab-Fox stockholder in the Merger will be the same as the tax basis such stockholder had in the Tribune/Swab-Fox Common Stock surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of gain recognized by such stockholder in the Merger.

     (6) The holding period of the Communications Common Stock received by a Tribune/Swab-Fox stockholder in the Merger will include the period that such stockholder held the Tribune/Swab-Fox Common Stock surrendered in exchange therefor.

     (7) A Tribune/Swab-Fox stockholder who receives cash only in lieu of a fractional share of Communications Common Stock in the Merger will recognize capital gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding
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T/SF Communications Corporation
Tribune/Swab-Fox Companies, Inc.
March 31, 1995
Page 5

period for the Tribune/Swab-Fox Common Stock attributable to such fractional share interest exceeds one year.

     (8) A Tribune/Swab-Fox stockholder who elects to receive and receives cash for his or her shares of Tribune/Swab-Fox Common Stock will be treated as having received such cash in a deemed redemption of the Communications Common Stock such stockholder would have received if his or her shares of Tribune/Swab-Fox Common Stock had been exchanged solely for shares of Communications Common Stock, subject to Section 302 of the Code. It is likely that such Tribune/Swab-Fox stockholder will recognize capital gain if the amount of cash received exceeds such stockholder's basis in his or her Tribune/Swab-Fox Common Stock, however, depending on such stockholder's particular circumstances, the cash received by such stockholder in the Merger could be treated as ordinary income.

                                  CONCLUSION
                                  ----------

     The opinion expressed herein (including the discussions in the Proxy Statement/Prospectus under the captions "SUMMARY-Federal Income Tax Consequences" and "THE MERGER-Federal Income Tax Consequences") addresses all of the material federal income tax consequences to holders of Tribune/Swab-Fox Common Stock who (i) receive Communications Common Stock, a combination of Communications Common Stock and cash, or all cash in exchange for Tribune/ Swab-Fox Common Stock pursuant to the Merger and (ii) are citizens or residents of the United States and domestic corporations and partnerships which hold Tribune/Swab-Fox Common Stock as a capital asset. Our opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the Effective Time. Our opinion cannot be relied upon if any of the material facts contained in such documents or in any such additional information are, or later become, inaccurate or if any of the material statements set out herein are, or later become, inaccurate. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.

                                Very truly yours,


                                CONNER & WINTERS,
                                A Professional Corporation

                                /s/ Conner & Winters, A Professional Corporation